UNITED STATES
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ADAMIS PHARMACEUTICALS CORPORATION

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Adamis Sends Letter to Stockholders Regarding its Strategic Focus on Tempol as a Potentially Potent Treatment for COVID-19

Believes Maintaining Board Continuity is Critical to Continuing to Pursue Progress Related to Tempol

Urges Stockholders to Elect the Company’s Highly-Qualified Directors at the July 16th Annual Meeting

SAN DIEGO--(BUSINESS WIRE)--Adamis Pharmaceuticals Corporation (NASDAQ: ADMP) today issued the below letter to stockholders.

June 28, 2021

Dear Stockholder,

The Board of Directors (the "Board") appreciates your continued investment in Adamis Pharmaceuticals Corporation ("Adamis" or the "Company"). Ahead of our Annual Meeting of Stockholders on July 16th (the "Annual Meeting"), we want to once again urge you to vote to re-elect all five members of the Board. We believe maintaining continuity in the boardroom is critical as Adamis focuses on driving pipeline progress and initiating its phase 2/3 trial for examining the effectiveness of Tempol in the treatment of COVID-19.

We recognize that the road to value creation in the biotechnology industry often includes detours and hurdles. Like many other companies pursuing new drugs and treatments for complex diseases and conditions, Adamis has certainly encountered its own disappointments and setbacks in the course of working to develop, secure approvals for and commercialize our products. The Board is grateful to you for sticking with us – and we want you to know we are listening to you and learning from your feedback.

It is equally important to stress that we believe the future is bright for Adamis. In the near-term, we are optimistic about the following:

•	Recent research from the National Institutes of Health (“NIH”) has identified Tempol as a potentially potent antiviral for COVID-19. According to a study of cell cultures conducted by NIH researchers, Tempol demonstrated an ability to limit SARS-CoV-2 infection by impairing the activity of a viral enzyme known as RNA replicase. The NIH researchers also found that Tempol “doses used in their antiviral studies could be likely achieved in tissues that are the primary targets for the virus.” [1]

•	Phase 2/3 clinical trial start-up activities are underway for examining the effects of Tempol in the treatment of COVID-19. Commenced activities include site identification and initiation, data base production, vendor management, and the establishment of an independent data safety monitoring board of infectious disease experts, which will review the safety and efficacy of the trial. Clinical trial drug product and placebo have also been obtained.

•	We have formed a highly-qualified Data Safety Monitoring Board (“DSMB”) for our phase 2/3 trial. The clinical members of the DSMB include Dr. Michael Ison (Professor, Northwestern University Feinberg School of Medicine), Dr Shmuel Shoham (Associate Professor, Johns Hopkins University School of Medicine), Dr. Cameron Wolfe (Associate Professor of Medicine, Duke University School of Medicine) and Dr. Roy Steigbigel (Professor Stony Brook School of Medicine). The purpose of the DSMB is to provide oversight and monitoring of the conduct of the clinical trial, and to ensure the safety of the participants and the validity and integrity of the study.

•	We plan to begin enrolling patients in our Phase 2/3 clinical trial for Tempol in the third quarter. Following the trial start-up activities, recent discussions with our clinical research organization partner suggest that patient enrollment will begin by the middle of next quarter.

1 NIH press release.

•	The Department of Health and Human Services recently announced a $3 billion investment in antiviral treatments for COVID-19. The Board and management are in the process of evaluating how Adamis will engage with the government about potentially participating in any federally-funded initiatives or programs. Given that Tempol has distinct potential to serve as an antiviral and anti-inflammatory, we believe Adamis can make a compelling case to participate in public-private activities to explore treatments for COVID-19.

Notably, we believe our role in trying to fight pandemic is becoming even more vital now that the Delta variant is rapidly spreading across the globe. We believe our efforts related to Tempol are providing us with a unique opportunity to pursue value for society and our stockholders. The Board is focused on this opportunity. Regrettably, Jerald A. Hammann – an opportunistic holder of 1,000 shares with no biopharmaceutical expertise, no public company experience and no articulated strategy – is continuing to wage costly litigation and is attempting to run a slate of directors to take control of the Board at this year’s Annual Meeting. Mr. Hammann is doing this despite the fact that the Delaware Court of Chancery ruled against his effort to enjoin the Company from sending you our proxy materials, soliciting your votes and holding our Annual Meeting as currently scheduled. We contend that Mr. Hammann’s seemingly unlawful, disingenuous and disruptive efforts are a threat to Adamis and its stockholders.

The Board urges stockholders to reject Mr. Hammann’s campaign of attacks, distortions and mischaracterizations. Mr. Hammann has no plan or relevant operating background in the biotechnology industry. It is not the time to veer off the Company’s path and risk undermining initiatives pertaining to Tempol and our other product initiatives.

Once again, we thank you for your investment in Adamis. We encourage you to vote on the WHITE proxy card to elect our full five-member slate and help us sustain the Company’s momentum.

Sincerely,

The Adamis Board of Directors

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PROTECT YOUR INVESTMENT IN ADAMIS – PLEASE SIGN, DATE AND PROMPTLY RETURN THE WHITE PROXY CARD.

The Board urges you to carefully consider the information contained in the Company’s proxy materials and cast your vote on the WHITE proxy card.

•	DO NOT download any proxy card provided by Jerald A. Hammann.
•	DO NOT return any proxy card to Jerald A. Hammann.
•	DO NOT respond to any email or phone solicitations from Jerald A. Hammann.

CONTACT THE COMPANY’S PROXY SOLICITOR AT INFO@SARATOGAPROXY.COM IF YOU HAVE ANY QUESTIONS REGARDING THE ANNUAL MEETING OR HOW TO VOTE.

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About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including allergy, opioid overdose, respiratory and inflammatory disease. The Company’s SYMJEPI (epinephrine) Injection products are approved by the FDA for use in the emergency treatment of acute allergic reactions, including anaphylaxis. Adamis’ naloxone injection product candidate, ZIMHI, for the treatment of opioid overdose is currently under FDA review. Adamis is developing additional products, including treatments for acute respiratory diseases, such as COVID-19, influenza, asthma, and COPD. The company’s subsidiary, US Compounding Inc. (“USC”), compounds sterile prescription drugs, and certain nonsterile drugs for human and veterinary use by hospitals, clinics, surgery centers, and vet clinics throughout most of the United States. For additional information about Adamis Pharmaceuticals, please visit www.adamispharmaceuticals.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets or future development and/or otherwise are not statements of historical fact. These statements relate to future events or future results of operations, including, but not limited to the following statements: the Company’s beliefs concerning the safety and effectiveness of Tempol and the Company’s other product candidates; the timing of commencement or completion of any studies or trials relating to Tempol and the availability of funding for studies or trials; the results of any studies or trials that the Company may conduct relating to Tempol; the Company’s ability to successfully commercialize the products and product candidates described in this press release, itself or through commercialization partners, and the Company’s beliefs concerning the commercial success of its products; future regulatory actions relating to the Company’s New Drug Application (“NDA”) relating to its ZIMHI product; the Company’s beliefs concerning the benefits, enforceability, and extent of intellectual property protection afforded by patents and patent applications that it owns or has licensed and its rights under applicable license agreements, and its ability to enforce its patents and other intellectual property rights against third parties; the Company’s expectations concerning future growth; expectations and statements about the Company’s strategies, objectives, future goals and achievements; and other statements concerning our future operations, activities and financial results. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, which may cause Adamis’ actual results to be materially different from the results anticipated by such forward-looking statements. There can be no assurances regarding the outcome of trials or studies relating to Tempol or that Tempol will be found to be safe and effective in the treatment of COVID-19 or any other indication. There can be no assurances that future sales of SYMJEPI will meet our expectations. There can be no assurances regarding the timing or outcome of the FDA’s review of our resubmitted NDA relating to ZIMHI, or that the Company will be able to successfully take any actions or develop any additional information that the FDA may require in connection with its review of the resubmitted NDA for ZIMHI. There can be no assurances that the FDA will consider the Company’s responses included in the resubmitted NDA relating to ZIMHI as satisfactory, or that the product will be able to compete successfully in the market if approved and launched. The Company may not achieve one or more of the future goals described in the press release either within the anticipated time periods or at all. In addition, as previously disclosed, each of the Company and USC previously received a subpoena from the U.S. Attorney’s Office for the Southern District of New York issued in connection with a criminal investigation. Accordingly, all forward-looking statements are subject to the outcome of this investigation, as well as the related investigation being conducted by the Company’s Audit Committee. We cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update or release publicly the results of any revisions to these forward-looking statements or to reflect events or circumstances arising after the date of this press release. Certain of these risks and additional risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2020 and subsequent filings with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC's web site at http://www.sec.gov.

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